Exhibit 99.1

AlphaRx Officers and Directors To Exercise Options, Warrants and Retain Shares

MARKHAM, ON, Dec. 28 /PRNewswire-FirstCall/ - AlphaRx Inc. (OTC BB:ALRX - News), a leader in the development of Nanotechnology for Drug Delivery Platforms, announce that in order to meet TSX Venture Exchange listing requirements, its CEO, CFO, directors, consultants and employees plan to exercise stock options to purchase 3,300,000 shares of AlphaRx common stock. Michael Lee, President and CEO, will cancel 6,000,000 options granted to him in 2004 which carried a strike price of $0.15 a share and will exercise 1,862,228 warrants with a strike price of $0.10 a shares. Furthermore, certain company employees will voluntarily cancel 1,710,000 of their options at the same time to make the capital structure of the company more attractive for institutional investors. The company expects to complete these transactions on or before Dec 31, 2007.

In conjunction of the above transactions, Michael Lee will purchase 6,000,000 company shares at a price of $0.15 a share under a private placement. The company expects to close this private placement on or before January 31, 2008.

The shares issued from the exercise of options, warrants and the private placement are subject to applicable hold periods and trading restrictions under the US Securities Act of 1933 and may only be offered, sold or otherwise transferred outside the US or inside the US in accordance with applicable exemptions from registration.

About AlphaRx Inc.

AlphaRx is a specialty pharmaceutical company utilizing proprietary site-specific nanoparticulate drug delivery systems to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company also discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases and neurodegenerative diseases.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

For more information, please contact:

AGORACOM Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com

Copyright @ 2007. AlphaRx Inc.